CUSIP Nos.	31430F200, 31430F507	13D	Page	17	of	22	Pages
EXHIBIT 1
JOINT FILING AGREEMENT
PURSUANT TO RULE 13D-1(k)1
The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.
Dated: August 26, 2010

/s/ Peter M. Schoenfeld

Peter M. Schoenfeld, (i) individually; (ii) as managing member of (a) P. Schoenfeld Asset Management GP LLC, for itself and as the general partner of P. Schoenfeld Asset Management LP; and (b) Synapse I, LLC for itself and as the general partner of Spartan Partners, LP; and (iii) as director of PSAM WorldArb Master Fund Ltd. and PSAM Texas Master Fund Ltd.